GUESS?, INC.	NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Carlos Alberini
President & Chief Operating Officer
(213) 765-3582

Dennis R. Secor
SVP & Chief Financial Officer
(213) 765-3289

Joseph Teklits
Integrated Corporate Relations
(203) 682-8258

GUESS?, INC. REPORTS RECORD SECOND QUARTER 2008 REVENUES, AN INCREASE OF 48%, AND RECORD SECOND QUARTER EPS OF $0.40, AN INCREASE OF 82%.

COMPANY RAISES FISCAL YEAR EPS GUIDANCE TO A RANGE OF $1.79 TO $1.84, FROM A RANGE OF $1.75 TO $1.80.

COMPANY INCREASES QUARTERLY CASH DIVIDEND BY 33.3% TO $0.08 PER SHARE.

Second Quarter Highlights

- Revenues increased 48% to a record of $388.3 million

- North American comp sales up 16.2%

- Operating margin improved 250 basis points to 15.3%

- Net earnings increased 82% to $37.5 million

LOS ANGELES, September 4, 2007 - Guess?, Inc. (NYSE: GES) today reported financial results for the second quarter of its 2008 fiscal year, which ended August 4, 2007.

Second Quarter 2008 Results

Paul Marciano, Chief Executive Officer, commented, “We are very pleased with our record financial results this quarter, which reflect the continued strength of the Guess brand, the success of our ongoing investments in long-term initiatives, such as Europe, Asia, and our accessories lines, and the consistency with which we are growing our business in North America and abroad. We increased our revenues by 48%, as all of our businesses delivered double digit revenue increases.”

Mr. Marciano continued, “Strong performance across all of our product lines in our retail business in North America led to a 16.2% same store sales increase for the quarter. This was our 18th consecutive quarter of same store sales growth. Our European segment was especially strong, and contributed nearly half of the Company’s revenue growth with a 121% increase in revenues.  Strength in our Asian business, driven mainly by our South Korean operation, contributed to a 75% revenue increase in the wholesale segment. Our licensing business also continued to perform well above our expectations - posting revenue growth of 51% in the quarter.”

Mr. Marciano concluded, “On a consolidated basis, we increased net earnings by 82%, with each of our business segments contributing to this growth. Our operating margin also improved to 15.3% from 12.8% last year, even with the investments we made in our long term initiatives during the quarter. This marks another quarter of record earnings for our Company, and the 16th consecutive quarter of earnings growth.”

Total net revenue for the second quarter of fiscal 2008 increased 48.2% to $388.3 million from $261.9 million in the prior-year period. The Company’s retail stores in the U.S. and Canada generated revenue of $201.6 million in the second quarter of fiscal 2008, a 21.4% increase from $166.1 million in the same period a year ago. Comparable store sales increased 16.2% for the quarter ended August 4, 2007, compared to the thirteen weeks ended August 5, 2006. The Company operated 347 retail stores in the U.S. and Canada at the end of the second quarter of fiscal 2008 versus 322 stores a year earlier.

Net revenue from the Company’s wholesale segment, which includes the Company’s Asian operations, increased 74.5% to $57.3 million in the second quarter of fiscal 2008, from $32.8 million in the prior-year period.

Net revenue from the Company’s European segment increased 121.2% to $107.9 million in the second quarter of fiscal 2008, compared to $48.8 million in the prior-year period.

Licensing segment net revenue increased 51.1% to $21.5 million in the second quarter of fiscal 2008, from $14.3 million in the prior-year period.

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Operating earnings for the second quarter of fiscal 2008 increased 76.4% to $59.4 million from $33.6 million in the prior-year period. Operating margin in the second quarter improved 250 basis points to 15.3%, compared to the prior year’s quarter. This margin expansion was driven by improved leverage over occupancy costs and the positive impact of higher margin businesses in the period.

Outlook

The Company’s expectations for the fiscal year ending February 2, 2008, are now as follows:

-	Consolidated net revenues are expected to range from $1.56 billion to $1.60 billion.
-	Operating margin is expected to be about 17.5%.
-	Diluted earnings per share are expected to be in the range of $1.79 to $1.84.

The fiscal year ending February 2, 2008 will include 52 weeks and a four-week January period, compared to the recast year ended February 3, 2007, which included 53 weeks and a five-week January period.

Dividend

The Company also announced today that its Board of Directors has increased its quarterly cash dividend by 33.3% to $0.08 per share on the Company’s common stock. The dividend will be payable on October 5, 2007 to shareholders of record at the close of business on September 19, 2007.

The Company will hold a conference call at 4:30 pm (ET) on September 4, 2007 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guessinc.com via the “Investor’s Info” link. The webcast will be archived on the website for 30 days.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, accessories and related consumer products. At August 4, 2007 the Company operated 347 retail stores in the United States and Canada. The Company also distributes its products through better department and specialty stores around the world. For more information about the Company, please visit www.guessinc.com.

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company’s future prospects and guidance for fiscal year 2008, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include our ability to, among other things, anticipate consumer preferences, effectively operate our retail stores, effectively manage inventories, successfully execute our strategies, including our supply chain and international growth strategies, and domestic and international general economic conditions and consumer confidence. In addition to these factors, the economic and other factors identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations.

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Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Three Months Ended				Six Months Ended
	August 4,		July 29,		August 4,		July 29,
	2007		2006		2007		2006
	$	%	$	%	$	%	$	%

Net revenue
Product sales	$366,739	94.5%	$247,685	94.6%	$724,382	94.5%	$499,022	94.6%
Net royalties	21,548	5.5%	14,264	5.4%	41,854	5.5%	28,610	5.4%
	388,287	100.0%	261,949	100.0%	766,236	100.0%	527,632	100.0%

Cost of product sales	214,935	55.4%	151,618	57.9%	425,471	55.5%	306,691	58.1%

Gross profit	173,352	44.6%	110,331	42.1%	340,765	44.5%	220,941	41.9%

Selling, general and administrative expenses	113,991	29.3%	76,683	29.3%	223,470	29.2%	153,016	29.0%

Earnings from operations	59,361	15.3%	33,648	12.8%	117,295	15.3%	67,925	12.9%

Other (income) expense:
Interest expense	387	0.1%	1,794	0.7%	1,311	0.2%	3,259	0.6%
Interest income	(2,036)	(0.5%)	(1,494)	(0.6%)	(3,748)	(0.5%)	(2,721)	(0.5%)
Other, net	(530)	(0.1%)	(827)	(0.3%)	361	---	(1,124)	(0.2%)

Earnings before income taxes and minority interests	61,540	15.8%	34,175	13.0%	119,371	15.6%	68,511	13.0%

Income taxes	24,036	6.1%	13,652	5.1%	46,399	6.1%	27,317	5.2%
Minority interest	22	---	(123)	---	(37)	---	(123)	---

Net earnings	$37,482	9.7%	$20,646	7.9%	$73,009	9.5%	$41,317	7.8%

Net earnings per share:

Basic	$0.41		$0.23		$0.79		$0.46

Diluted	$0.40		$0.22		$0.78		$0.45

Weighted number of shares outstanding:

Basic	92,180		90,594		92,033		90,370

Diluted	93,507		91,936		93,373		91,782

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(in thousands)

	Three Months Ended			Six Months Ended
	August 4,	July 29,	%	August 4,	July 29,	%
	2007	2006	chg	2007	2006	chg

Net revenue:
Retail operations	$201,573	$166,095	21%	$381,102	$316,956	20%
Wholesale operations	57,278	32,824	75%	116,473	66,184	76%
European operations	107,888	48,766	121%	226,807	115,882	96%
Licensing operations	21,548	14,264	51%	41,854	28,610	46%
	$388,287	$261,949	48%	$766,236	$527,632	45%

Earnings (loss) from operations:
Retail operations	$27,761	$20,939	33%	$47,653	$34,628	38%
Wholesale operations	10,193	5,394	89%	20,894	8,466	147%
European operations	19,366	8,219	136%	47,083	25,163	87%
Licensing operations	19,107	13,232	44%	36,464	25,120	45%
Corporate overhead	(17,066)	(14,136)	21%	(34,799)	(25,452)	37%
	$59,361	$33,648	76%	$117,295	$67,925	73%

Operating margins:
Retail operations	13.8%	12.6%		12.5%	10.9%
Wholesale operations	17.8%	16.4%		17.9%	12.8%
European operations	18.0%	16.9%		20.8%	21.7%
Licensing operations	88.7%	92.8%		87.1%	87.8%
Total Company	15.3%	12.8%		15.3%	12.9%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	August 4,	February 3,	July 29,
	2007	2007	2006

ASSETS

Cash and cash equivalents	$200,456	$207,617	$196,027

Receivables, net	186,905	142,659	109,068

Inventories, net	226,377	173,668	132,453

Other current assets	45,993	39,523	36,911

Property and equipment, net	191,040	162,555	157,755

Other assets	138,393	117,300	104,630

Total Assets	$989,164	$843,322	$736,844

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of short-term borrowings and capital lease obligations	$3,550	$20,804	$26,262

Other current liabilities	325,264	258,725	226,805

Notes payable, long-term debt and capital lease obligations, excluding current installments	17,669	17,336	46,946

Other long-term liabilities	104,936	103,126	88,606

Minority interest	4,570	4,607	367

Stockholders' equity	533,175	438,724	347,858

Total Liabilities and Stockholders' Equity	$989,164	$843,322	$736,844

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Six Months Ended
	August 4,	July 29,
	2007	2006

Net cash provided by operating activities	$61,826	$63,102

Net cash used in investing activities	(57,724)	(32,813)

Net cash used in financing activities	(13,634)	(2,087)

Effect of exchange rates on cash	2,371	631

Net (decrease) increase in cash and cash equivalents	(7,161)	28,833

Cash and cash equivalents at the beginning of the year	207,617	167,194

Cash and cash equivalents at the end of the period	$200,456	$196,027

Supplemental information:

Depreciation and amortization	$24,558	$17,888

Rent	55,296	41,195

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Six Months Ended
	August 4,	July 29,
	2007	2006

Number of stores at the beginning of the year	334	311

Store openings	20	17

Store closures	(7)	(6)

Number of stores at the end of the period	347	322

Total store square footage at the end of the period	1,646,000	1,574,000